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Enzo Biochem, Inc.

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Enzo Biochem Responds to Series of Misleading and
Inaccurate Statements from Activist Hedge Fund Harbert

Harbert Repeatedly Demonstrates a Profound Lack of Understanding of Enzo’s Business and Sector

Falsely Asserts Enzo Has Failed to Make Substantial Changes

Mischaracterizes True Nature of Dialogue Regarding its Nominees

Misleadingly Attacks Executive Compensation and Benefits

Harbert Cherry-Picks Peer Group to Make Misleading TSR Argument

Enzo Nominees Are Superior to Harbert’s Nominees

NEW YORK – January 13, 2020 – The Board of Directors of Enzo Biochem, Inc. (NYSE:ENZ), an integrated diagnostics and life sciences company focusing on delivering and applying advanced technology capabilities to produce affordable, reliable and fully-automated platforms and related products and services that enable its customers to meet their clinical needs, today responded to a series of misleading and inaccurate statements in an investor presentation and press release filed by activist investor Harbert Discovery Fund (“Harbert”) regarding the Company’s significant accomplishments. The Board believes that Harbert’s campaign of disinformation is designed to divert attention from its inferior slate of underqualified nominees and weak arguments bereft of any true understanding of Enzo’s business or market. With Harbert steadfastly seeking to change 40% of the Board (which would result in only a single independent director remaining with more than a few weeks of experience on our Board), it is critical that the Company set the record straight so shareholders can make a fully informed decision at the upcoming Annual Shareholder meeting.

Harbert Repeatedly Demonstrates A Lack of Understanding of Enzo’s Business and Industry Sector

With alarming frequency, Harbert’s assertions demonstrate a lack of understanding of the nature of Enzo’s business, the complexity of its uniquely integrated model and the industry-wide headwinds created by today’s challenging reimbursement environment. Most importantly, Harbert fails to comprehend the compelling business case behind Enzo’s strategic plan and the significant long-term value it is designed to create.

•	Harbert states that Enzo should “evaluate the Clinical Services division profitability on a test-by-test basis” and “allocate resources to the most profitable tests.” This uninformed and counterproductive strategy would put the Company at significant risk. Customers of Enzo require a full menu of diagnostic tests. Cherry-picking in order to sell only the most profitable tests would drive customers to our competitors, irreparably harming our business. It is precisely these types of unsophisticated criticisms from Harbert that we find most worrisome. While at first blush, the notion of selling only the most profitable products may look logical on an Excel spreadsheet, the practical reality is that such a strategy would harm Enzo’s business.

•	Harbert devotes pages and pages in communications with investors complaining about the pace of commercialization of our ground-breaking and cost-effective Ampiprobe technology, pulling quotes out of context that mischaracterize the development goals Enzo has articulated to shareholders. Again, typical of their uninformed suggestions and limited understanding of the industry, Harbert consistently confuses statements referencing an initial test with those referencing the fully automated platform. The fact is that Enzo is right on target with its commercial development timeline for Ampiprobe technology and transformation of this technology to a fully integrated, automated platform which requires significant investment in time and resources. As investors in the healthcare sector know well, platforms of Ampiprobe’s complexity and capability typically require commercialization timelines of 8-10 years. Since Harbert admitted to not knowing anything about the laboratory and diagnostic businesses, it still baffles us that they did not ask to spend time with our scientists or product roadmap teams. If Harbert had engaged in a substantive discussion with us about our business they would have realized the significant progress Enzo has made, including a 16-fold expansion in the number of analytes on the Ampiprobe platform. We are targeting submission of components of the molecular platform to the FDA in the next calendar year.
•	Harbert proposes an aggressive sales approach for the labs-to-labs operation that illustrates a profound misunderstanding of how the business is conducted. Blanketing the country with a costly direct sales force would be extremely inefficient and ineffective in our segment, result in a waste of money and resources and be harmful to shareholder value. The only cost-effective approach is a targeted specialized sales force focusing on medium-sized independent and hospital-based labs.
•	Harbert’s inability to grasp our business is demonstrated by its stated plan to sell off Enzo’s Intellectual Property (IP.) This flies in the face of decades of successful innovation that has generated $1.3 billion of revenue derived from IP commercialization. Additionally, Enzo’s valuable IP is a living asset that has been the lifeblood of Enzo’s business and innovation for decades. Not housing this IP within Enzo would strip material synergies out of our business model, significantly increase our cost of innovation and fundamentally curtail our freedom of operations.

Harbert Cherry-Picks Peer Group to Make Misleading TSR Argument, Failing to Acknowledge Enzo’s Direct Peers and Account for Impact of PAMA Reimbursement Cuts

One of the most egregious claims made repeatedly by Harbert is that Enzo has substantially underperformed against its peer group. But Harbert’s comparison of Enzo’s performance to that of its “peers” relies on an inappropriate set of indices and proxy peers. In Harbert’s own recent presentation, Harbert clearly acknowledges that PAMA reimbursement cuts are the key factor in driving our stock price performance over the past two years.1 Yet the comparison benchmarks cited by Harbert are all broad-based sets of companies that have little in common with Enzo’s business, and the “proxy peer group” are companies selected by Enzo’s compensation consultant that are used purely for compensation purposes and similarly have varied business drivers.

Instead, a more relevant comparison would include Enzo’s publicly-traded core labs peers that were directly impacted by PAMA, such as:

○	Laboratory Corp of America Holdings (NYSE:LH)

1 P. 15 of Harbert’s investor presentation filed with the SEC on January 8, 2020.

○	Myriad Genetics, Inc. (Nasdaq:MYGN)
○	OPKO Health Inc. (Nasdaq:OPK)
○	Quest Diagnostics (NYSE:DGX)

When compared against this set of companies, for the five years ending with Harbert’s initial Schedule 13D filing, Enzo’s TSR of -32.2% is in line with Myriad’s (-32.3%) and exceeds OPKO’s (-84.3%). The final PAMA ruling becoming effective was an event that affected these companies’ stock price performance in similar ways. LabCorp and Quest were less affected by PAMA over this time period and therefore have not experienced the same stock price pressure. This is because they are both substantially larger than Enzo by any measure and were able to enter into long-term pricing contracts with customers that mitigated the short-term effect of PAMA on reimbursements. Additionally, LabCorp was able to diversify through its acquisition of Covance into a contract research organization to temper lab reimbursement challenges. These options were simply not available to smaller labs players like Enzo.

It is worth highlighting that Enzo significantly outperformed its peers (not only the above-referenced core lab peers, but also the very “peers” that Harbert misleadingly chooses as its benchmarks) for a considerable (2+ year) period leading up to the PAMA final ruling becoming effective. And even over the course of the past twelve months, Enzo has experienced periods of outperformance relative to these companies.

To be clear, no one at Enzo is satisfied with our recent stock performance, least of all our Board and management team which collectively own approximately 10% of the Company. But to portray our performance out of context by benchmarking us against a misleading “peer” group and ignoring the fact that Enzo has outperformed peers for sustained periods underscores Harbert’s basic approach of this proxy fight: distort the facts and omit simple truths.

Harbert Falsely Asserts Enzo Has Failed to Make Substantial Governance Improvements

In addition to an already robust investor relations effort, four years ago Enzo instituted a governance program to ensure that the Board was being responsive to investor perspectives. In consultation with Enzo’s shareholders, the Company has taken bold and important steps over the last four years to improve Enzo’s Board, governance and compensation program. Instead of crediting the Company with these changes, Harbert seeks to divert attention from this meaningful progress and highlights a single related party transaction from 30 years ago, selectively quotes anonymous Glassdoor rants and recycles allegations from a 10-year-old dispute with one of the co-founders that was successfully resolved in our favor.

However, the fact is that over the last four years:

•	Enzo has refreshed 40% of the Board, beginning with the appointment of Dr. Bruce Hanna, Ph.D., three years ago and most recently, Rebecca Fischer. The appointment of Ms. Fischer, the CFO of one of the largest public hospitals in the United States, was a direct result of a robust director search that commenced in early 2019. Both of these additions of highly qualified independent Directors are part of Enzo’s ongoing commitment to Board composition, refreshment and diversity. As a result of these appointments, the average tenure of Enzo’s independent directors is now three years.
•	Enzo has engaged in a regular and productive dialogue on compensation matters. As a result of this engagement, Enzo modified the structure of its executive compensation to include a greater emphasis on performance vested equity in direct response to feedback received during these engagements. These changes increase the alignment between pay and performance at Enzo, and have been supported by shareholders and proxy advisory firms. Astonishingly despite this public support, Enzo’s compensation plan remains a target of Harbert without legitimate justification.

•	Enzo has made several other enhancements to its governance structure, including proposing a majority voting standard for director elections, rotating its lead independent director and committee chairs, enhancing the responsibilities of the lead independent director and adopting a board diversity policy.

Harbert Mischaracterizes True Nature of Dialogue Regarding its Nominees

In contrast to Enzo’s thoughtful focus on Board, governance and compensation matters over the past four years, it cannot be overstated that Harbert’s nominees still have not met with us, shared their views on the Company with us, or otherwise allowed us to conduct the standard due diligence required of every director candidate.

Particularly in our line of business, which is subject to stringent standards from regulators and from our contractual counterparties, we must have the ability to fully vet any new candidates added to our Board. Harbert instructed their nominees to both ignore our invitation to meet and decline to fill out our standard director’s questionnaire that has been completed by our new appointee Rebecca Fischer. In an effort to advance our dialogue with Harbert, we waived our request for their nominees to fill out this questionnaire prior to meeting with them. However, Harbert still refused to make its nominees available.

This stonewalling of our standard Nominating/Governance Committee process not only calls into question Harbert’s irrational behavior but also makes clear to us that their nominees are not independent and in fact appear to serve at the “beck and call” of Harbert, a fund which in discussions with us has tellingly admitted to having no background in our sector and no knowledge of our business.

Harbert’s Falsely Attacks Executive Compensation and Benefits

Incredibly, more than one-third of the slides in Harbert’s presentation reference compensation of Enzo management. Yet for all of Harbert’s misguided attempts to portray compensation as bloated, the fact is that Enzo’s CEO compensation is among the lowest of its proxy peer group and the compensation program has received the support of investors and proxy advisory firms.

To set the record straight for all shareholders, here are some examples of how Harbert is playing fast and loose with the facts:

•	Harbert relies on a non-standard, misleading and inappropriate metric (compensation as a percentage of market capitalization), never once mentioning the actual annual compensation of our CEO (which is the lowest of our proxy peers). In none of our robust conversations with shareholders over the past four years was compensation as a percentage of market capitalization suggested as a reasonable metric. In fact, we have never seen it used in any relevant manner.
•	Harbert compares aggregate compensation for two executives over a 15-year period to Enzo’s operating profit but excludes income received from Enzo’s IP strategy when making this comparison (and notes this fact only in the fine print). As our shareholders know and understand, our IP is a core part of the business that has thrived under effective and strategic stewardship by our management team and Board, so ignoring this important revenue driver yet again underscores Harbert’s specious understanding of our business model.
•	Harbert outrageously suggests a “complex web of related parties and self-dealings” result in Enzo being a “lifestyle business” when in fact they are referring to one real property lease entered into 30 years ago. Harbert ignores the fact that this transaction was entered to assist the company during a financially challenging period, that lease terms are at market rates based on an appraisal by an independent third party and reviewed by the Board annually, and that the details of this transaction have been fully disclosed to shareholders for years. Moreover, even if these market-rate lease payments were to be viewed as a form of compensation (which, we emphasize, they should not be), total compensation to our CEO would still be well below the peer median.

On the cost side, Harbert refuses to acknowledge the concept of contingent legal payments. To manage cash wisely and limit expenses, Enzo has engaged a top outside litigation firm to work solely on a contingency basis. As a result, our outside counsel is only paid out proceeds of a settlement. Over the last 10 years the Company’s IP strategy has produced more than a three-fold return. This is a smart, prudent and effective method of defending IP and has been a very successful model for the Company.

Harbert’s Candidates Are Inferior to Enzo’s Qualified and Experienced Nominees

Based on a review of their resumes (our sole basis for evaluating them, given they refused to participate in a standard interview process or complete our customary standard questionnaire), it is clear that Harbert’s nominees both lack any identifiable experience with a laboratory diagnostics or biotech company like Enzo. Furthermore, it is worth pointing out that one of these nominees resides in Germany with no connection to the US diagnostic biotech industry while the other hails from the same town as Harbert in Alabama. One of the nominees has never even served on a public company Board, while the other’s sole public directorship experience is on the Board of a public company based in Georgia – the country, not the state. Their resumes are a far cry from the deeply experienced candidates nominated and endorsed by your Board.

The three Board members up for election at this year’s Annual Meeting – Bruce Hanna, Ph.D., Barry Weiner and Rebecca Fischer – have strong experience that is directly relevant to Enzo’s business. Dr. Hanna and Mr. Weiner have been integrally involved in the development of Enzo’s strategy, operational progress, governance reforms and shareholder engagement and Ms. Fischer brings decades of leading experience in the healthcare industry as a buyer of industry services in the market where Enzo participates.

•	Rebecca Fischer was added to the Board in December 2019 following a robust search process that sought diversity, expertise in women’s health, and experience in the insurance and reimbursement dynamics. Ms. Fischer is currently the Chief Financial Officer of Bellevue Hospital, the world-renowned flagship institution for New York City Health and Hospitals (NYCH+H). Bellevue has over 900 licensed beds and an operating budget of more than $950 million. She began her career at Bellevue as Associate Director in 2003, became Associate Executive Director in 2011 and was promoted to Deputy CFO in 2016. She was promoted to CFO in 2017. She received her undergraduate degree cum laude from Cornell University and her Master of Public Administration in Health Policy and Management from New York University, where she was a recipient of the Robert F. Wagner, Jr. Fellowship. In her role as CFO of Bellevue, Ms. Fischer is responsible for managing a team of financial managers and 400 other professionals. Her team oversees budgeting, revenue enhancement, utilization, financial reporting, cash management productivity improvement and affiliate relations with the NYU School of Medicine. She is also a key advisor to the hospital’s CEO and other members of the C-level team on strategic planning and resource allocation. In both her strategic and day-to-day responsibilities, Ms. Fischer is directly involved in guiding Bellevue and its leaders through complex government and private reimbursement practices. At Bellevue and throughout the HHC, she is viewed as a subject matter expert on optimal ways for hospitals to deliver the highest quality care at a time of enormous technological change and financial pressure.

•	Bruce Hanna, Ph.D. has been a director of the Company since 2017 and is deeply qualified to remain on the Board. Until the appointment of Rebecca Fischer in late 2019, Dr. Hanna was Enzo’s most recently added independent director. His appointment followed a thoughtful and robust search process that specifically sought experience in diagnostics and clinical innovation. He is currently the chairman of the Board’s Nominating/Governance Committee and a member of the Audit and Compensation committees. Dr. Hanna’s extensive scientific experience adds meaningful value and perspective to Enzo’s Board. He is currently a Clinical Professor of Pathology and Clinical Professor of Microbiology at the New York University School of Medicine, Adjunct Professor of Science at New York University College of Dentistry, and Adjunct Professor of Biology, Long Island University. Dr. Hanna has been a leading scientist and educator in the fields of pathology and microbiology, having completed a 32-year career at NYU Langone Medical Center, in addition to his ownership in the Village Lab, a NYC tropical diseases laboratory. He is the author of approximately 100 research papers, book chapters and presentations at international symposia on Clinical Laboratory Medicine.

•	Barry Weiner is the Company’s President and is also a founder of Enzo Biochem. And as a significant, long-term shareholder of Enzo, Mr. Weiner’s interests are fully aligned with those of our investors. He has served as the Company’s President since 1996, and previously held the positions of Chief Financial Officer, Principal Accounting Officer and Executive Vice President. Mr. Weiner is an active member of the New York Biotechnology Association. Mr. Weiner has played a key role in not only executing the strategy of the company designed to unlock shareholder value but also in developing its proud legacy of innovation, funding the company’s growth without dilution of shareholders, managing a transparent and open investor relations program and instituting governance reforms. Mr. Weiner manages the three operating businesses at Enzo, each of which are unique and differentiated in their focus and goals, bringing strategic and hands-on leadership and an in-depth knowledge and vision.

We urge shareholders to see through Harbert’s uninformed attacks and misleading statements and to vote the WHITE proxy card “FOR” the election of Enzo’s director nominees: Dr. Bruce Hanna, Ph.D., Barry Weiner and Rebecca Fischer.

Important Additional Information and Where to Find It

Enzo Biochem, Inc. (the “Company”) has filed and mailed to shareholders a definitive proxy statement and proxy supplement on Schedule 14A and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders with respect to its 2019 Annual Meeting of Shareholders. Shareholders are strongly encouraged to read the Company’s proxy statement, proxy supplement, accompanying WHITE proxy card and all other documents filed with the SEC carefully and in their entirety as they contain important information.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from shareholders in connection with the Company’s 2019 Annual Meeting of Shareholders.

Information regarding the direct and indirect interests, by security holdings or otherwise of the Company’s participants is set forth in the Company’s definitive proxy statement and proxy supplement for the 2019 Annual Meeting of Shareholders filed with the SEC on December 5, 2019 and December 31, 2019, respectively. The Company’s definitive proxy statement and proxy supplement can be found on the SEC’s website at www.sec.gov or the Company’s website at http://www.enzo.com/corporate/investor-information.

Forward-Looking Statements

Except for historical information, the matters discussed in this release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2018. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.